As filed with the Securities and Exchange Commission on February 8, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Harpoon Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-3458693
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

4000 Shoreline Court, Suite 250 South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

2015 Equity Incentive Plan

2019 Equity Incentive Plan

2019 Employee Stock Purchase Plan

(Full titles of the plans)

Gerald McMahon, Ph.D.

President and Chief Executive Officer

Harpoon Therapeutics, Inc.

4000 Shoreline Court, Suite 250

South San Francisco, California 94080

(650) 443-7400

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Laura A. Berezin

Robert W. Phillips

Jonie I. Kondracki

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2015 Equity Incentive Plan (Common stock, $0.0001 par value per share)	3,323,987(2)	$1.62(5)	$5,384,859(5)	$653
2019 Equity Incentive Plan (Common stock, $0.0001 par value per share)	2,332,394(3)	$13.72(6)	$32,000,446(6)	$3,879
2019 Employee Stock Purchase Plan (Common stock, $0.0001 par value per share)	250,000(4)	$11.66(7)	$2,915,500(7)	$354
TOTAL	5,906,381	—	$40,300,805	$4,886

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of common stock, par value $0.0001 per share (“Common Stock”) of Harpoon Therapeutics, Inc. (the “Registrant”).

(2)

Represents shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the Registrant’s 2015 Equity Incentive Plan, as amended (the “2015 Plan”). The 2015 Plan has been terminated, no further option grants will be made under the 2015 Plan and any shares that (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares or otherwise return to the Registrant or (iii) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award) will become available for issuance pursuant to awards granted under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”). See footnote 3 below.

(3)

Represents (i) 120,589 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the 2019 Plan, (ii) 2,079,411 shares of Common Stock reserved for future issuance under the 2019 Plan and (iii) 132,394 shares remaining available for issuance under the Registrant’s 2015 Plan at the time the 2019 Plan became effective. Pursuant to the terms of the 2019 Plan, any shares subject to outstanding stock options or other stock awards under the 2015 Plan that (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares or otherwise return to the Registrant or (iii) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award) will become available for issuance pursuant to awards granted under the 2019 Plan. See footnote 2 above. The 2019 Plan also provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2019 Plan on January 1 of each year, for a period of not more than ten years, commencing on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to the lesser of (a) 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year and (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(4)

Represents shares of Common Stock reserved for issuance under the Registrant’s 2019 Employee Stock Purchase Plan (the “ESPP”). The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1 of each year, commencing on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to the lesser of (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year, (b) 750,000 shares of Common Stock and (c) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(5)

Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the weighted-average exercise price for such shares.

(6)

Estimated pursuant to Rule 457(c) and (h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on February 8, 2019.

(7)

Estimated pursuant to Rule 457(c) and (h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on February 8, 2019 multiplied by 85%.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Harpoon Therapeutics, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)

the Registrant’s prospectus filed on February 8, 2019 pursuant to Rule 424(b), dated February 7, 2019, under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-229040), which contains audited financial statements for the Registrant’s latest fiscal year, for which such statements have been filed; and

(b)

the description of Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38800) filed with the Commission on February 5, 2019, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation permits indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the maximum extent permitted by law.

The Registrant has entered into indemnification agreements with the Registrant’s directors and officers, pursuant to which it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the Registrant’s best interest. At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or officers regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed below:

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation, as currently in effect (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229040), filed with the Commission on January 29, 2019).

4.2	Form of Amended and Restated Certificate of Incorporation, to be effective immediately after the completion of the Registrant’s initial public offering of Common Stock (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229040), filed with the Commission on January 29, 2019).

4.3	Bylaws, as currently in effect (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229040), filed with the Commission on December 27, 2018).

4.4	Form of Amended and Restated Bylaws, to be effective immediately prior to the completion of the Registrant’s initial public offering of Common Stock (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229040), filed with the Commission on December 27, 2018).

4.5	Specimen common stock certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229040), filed with the Commission on January 29, 2019).

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (reference is made to the signature page hereto).

99.1	2015 Equity Incentive Plan and forms of grant notice, stock option and restricted stock unit award agreements and notice of exercise thereunder (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229040), filed with the Commission on December 27, 2018).

99.2	2019 Equity Incentive Plan and forms of grant notice, stock option and restricted stock unit awards agreements and notice of exercise thereunder (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229040), filed with the Commission on January 29, 2019).

99.3	2019 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-229040), filed with the Commission on January 29, 2019).

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California on the 8th day of February 2019.

HARPOON THERAPEUTICS, INC.

By:	/s/ Gerald McMahon, Ph.D.
Gerald McMahon, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerald McMahon, Ph.D. and Georgia Erbez and each or any one of them as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald McMahon, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	February 8, 2019
Gerald McMahon, Ph.D.

/s/ Georgia Erbez	Chief Financial Officer (Principal Financial and Accounting Officer)	February 8, 2019
Georgia Erbez

/s/ Luke Evnin, Ph.D.	Chairman of the Board of Directors	February 8, 2019
Luke Evnin, Ph.D.

/s/ Patrick Baeuerle, Ph.D.	Director	February 8, 2019
Patrick Baeuerle, Ph.D.

/s/ Mark Chin	Director	February 8, 2019
Mark Chin

/s/ Jonathan Drachman, M.D.	Director	February 8, 2019
Jonathan Drachman, M.D.

/s/ Julie Eastland	Director	February 8, 2019
Julie Eastland

/s/ Ron Hunt	Director	February 8, 2019
Ron Hunt

/s/ Scott Myers	Director	February 8, 2019
Scott Myers